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                                                                    EXHIBIT (p)








                                   ATLAS FUNDS

                              ATLAS INSURANCE TRUST

                              ATLAS ADVISERS, INC.
                             ATLAS SECURITIES, INC.



                              JOINT CODE OF ETHICS


                    AS AMENDED AND RESTATED NOVEMBER 19, 2004


        This Code of Ethics (the "Code") has been established separately by Atlas Funds ("Atlas Funds"), Atlas Insurance Trust ("AIT") and together with Atlas Funds, ("the Funds"), Atlas Advisers, Inc. ("Advisers") and Atlas Securities, Inc. ("Securities" and, together with Advisers, "Atlas"), pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("the Advisers Act").


       Because Securities is a registered broker-dealer under the Securities Exchange Act of 1934 ("Exchange Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), Securities and its officers, directors and employees also are subject to Exchange Act and NASD standards of conduct with respect to their activities.


        The Code is based on the fundamental principle that Atlas and its employees must put the Funds' interests first. Atlas has fiduciary responsibilities to the Funds, including the responsibility to ensure that its employees conduct personal securities transactions in a manner which does not interfere or appear to interfere with any Fund transactions, or otherwise take unfair advantage of Atlas' relationship to the Funds. All employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein.

        More generally Atlas' standards of business conduct are based on principals of openness, integrity, honesty and trust. It bears emphasis that technical compliance with the Code will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the Funds. Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of the Funds.


                                    * * * * *


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       The investment company industry is closely regulated by the provisions of the 1940 Act and the Advisers Act, and by the regulations and interpretations of the Securities and Exchange Commission ("SEC") under those statutes.
Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Advisers Act, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. We believe that it is our job to conduct our business so as to avoid not only any violation of law but also any appearance of violation or ground for criticism.


        For your guidance, some of the most important legal concepts within which we operate are described below.


        FIDUCIARY DUTY. Investment company employees, officers and trustees owe a fiduciary duty to the Funds' shareholders, and investment advisers and underwriters owe a fiduciary duty to the Funds. Accordingly, the personal securities activities of such persons are to be governed by the following fiduciary principles:


        * the duty at all times to place the interests of shareholders of the Funds first;

        * the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and


        * the fundamental standard that personnel of Atlas shall not take inappropriate advantage of their positions.

        This means a duty at all times of loyalty, fairness and good faith toward the shareholders and the Funds, and a corresponding duty not to do anything prejudicial to or in conflict with their interests. This is a higher standard than that applicable for ordinary arm's length business transactions between persons who do not owe a fiduciary duty to the other parties. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions.


        FRAUD AND DECEIT; INSIDE INFORMATION. The various laws administered by the SEC contain very broad provisions prohibiting fraud or deceit or "any manipulative or deceptive device or contrivance" in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material non-public ("inside") information.


        MANIPULATION. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act. Care must always be taken to avoid market manipulation of securities, which is strictly prohibited by law.



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        PENALTIES. Under the various federal and state securities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties.

                                    * * * * *


        The Code covers four main topic areas. First, the Code sets forth information regarding the applicability of the restrictions and procedures contained in the Code to Atlas personnel.

        Second, the Code includes general prohibitions against fraudulent conduct in connection with the Funds and Atlas. Because fraudulent conduct can take many forms, the Code cannot reasonably include an all-inclusive list of actions or omissions which may be considered fraudulent. Further, these prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to our activities.

        Third, the Code includes specific rules and restrictions with respect to personal investing activities. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading undertaken on behalf of the Funds and the personal securities activities of employees, officers, trustees and directors of the Funds and Atlas. The rules are intended to better assure that trading on behalf of the Funds is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for the Funds.

        Fourth, the Code details the compliance reporting requirements. These reports will be reviewed by the CCO of the Adviser or Securities to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Funds and Atlas. In addition to better ensuring compliance with this Code, the reporting requirements serve to create greater awareness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.


1.      APPLICABILITY OF RESTRICTIONS AND PROCEDURES


        This Code covers all persons who fit within the definition of "Access Person", as defined below. Those persons covered will include, among others, all Advisers' portfolio managers and research personnel, and other administrative and clerical personnel who have access to various investment decisions made by Advisers (or the Subadvisers it employs on behalf of the Funds). Additionally, certain provisions of the Code are applicable only to "Investment Personnel", also defined below. The Chief Compliance Officer ("the CCO") of Advisers maintains a list of current Access Persons and Investment Personnel.



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        1.1    DEFINITIONS.

               (a) "ACCESS PERSON" means any (i) trustee, director or officer of the Funds or Advisers or; (ii) any employee of Atlas who has access to information regarding any Fund's purchase or sale of securities, non-public information regarding the portfolio holdings of any Fund; (iii) any employee of Atlas who is involved in making securities recommendations or decisions in respect of a Fund's portfolio, or has access to such recommendations or decisions that are non-public; (iv) any trustee, director, officer, general partner or employee of any entity in a control relationship to the Fund or Advisers who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (v) any natural person in a control relationship to a Fund or Advisers who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of securities by the Fund. For purposes of the foregoing clauses (iv) and (v), "control relationship" is interpreted in accordance with the 1940 Act.

               (b) "INVESTMENT PERSONNEL" include portfolio managers, securities analysts and traders who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions.

               (c) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains there from benefits substantially equivalent to those of ownership. Any Access Person with questions concerning the concept of beneficial ownership or its application to a particular situation should consult the CCO.

               (d) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

               (e) "INDEPENDENT TRUSTEE" means a trustee of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

               (f) "PURCHASE OR SALE OF A SECURITY" includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

        1.2    PERSONAL SECURITIES TRANSACTIONS SUBJECT TO RESTRICTIONS.

               (a) DIRECT OR INDIRECT BENEFICIAL OWNERSHIP. Purchases and sales of securities (other than securities or transactions in securities, described in Sections 1.2(c) or (d) below) by an Access Person for his or her own account, for the account of a member of his or her immediate family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules described in Section 3.1 hereof. Most of such transactions are also subject to the reporting requirements of
Section 4 hereof.

               (b) SPECIAL RULE FOR FUNDS INDEPENDENT TRUSTEES.
Notwithstanding subsection (a) above, transactions in securities by Independent Trustees of the Funds are not subject to the requirements of Sections 3.1 and 4 hereof if the Independent Trustees is an Access Person solely by reason of his or her trusteeship with the Funds, except where at the time of such



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transactions such Independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Independent Trustee should have known, that during the 15-day period immediately preceding or after the date of the Trustee's transaction in a security that such security was or was to be purchased or sold by the Funds or such purchase or sale by the Funds was considered by the Funds or Advisers.

               (c)    EXEMPTED SECURITIES.  Notwithstanding subsections (a) and
(b) above, trading in the following securities is exempted from the requirements of Section 3.1 hereof:

                      (i)    U.S. Government securities;

                      (ii) Short-term money market instruments such as bankers' acceptances, repurchase agreements and commercial paper;

                      (iii) Bank certificates of deposit and bank deposit accounts; and

                      (iv) Shares of open-end investment companies, other than the Funds, registered under the 1940 Act.

              (d) EXEMPTED TRANSACTIONS. Notwithstanding subsections (a) and (b), the following transactions are exempted from the requirements of
Section 3.1 hereof:

                      (i) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

                      (ii) Purchases or sales of securities which are not eligible for purchase or sale by the Funds.

                      (iii) Purchases or sales which are non-volitional on the part of the Access Person.

                      (iv) Purchases which are part of an automatic investment plan.

                      (v) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                      (vi) Purchases or sales which receive the prior approval of the CCO on the basis that the potential for harm to the Funds is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by the Company.



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        1.3    ENFORCEMENT.  The enforcement of these rules and procedures is the responsibility of the CCO of the Funds, Adviser and Securities. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances exceptions may occasionally be appropriate. Any Access Person contemplating a transaction as to which he or she may have any doubt, or anyone who has any other question as to any part of this Code or our policy, should consult with the CCO of Advisers. If the CCO of Advisers is absent or unavailable, his office will be able to refer you to a senior officer of the Adviser or a registered principal supervisor of Securities for assistance in this regard.

2.      GENERAL RESTRICTIONS

        No Access Person may:

        * employ any device, scheme or artifice to defraud the Funds or Atlas;

        * make to the Funds or Atlas any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

        * engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds or Atlas; or

        * engage in any manipulative practice with respect to the Funds or Atlas.


3.      RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

        The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Funds or Atlas to obtain advantageous treatment to the detriment of the interests of the Funds or Atlas.

        3.1 BLACKOUT PERIODS. Access Persons are prohibited from knowingly executing a securities transaction on a day during which the Funds have a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

        In addition, Investment Personnel are strictly prohibited from purchasing or selling a security within seven calendar days before and after a trade in such security by any Fund directly managed by Advisers.

        The foregoing restrictions in this Section 3.1 do not apply to transactions in shares of the Funds. However, they do apply to any purchase or sale of a security which is convertible into or exchangeable or exercisable for a security that is being purchased or sold, or is actively being considered for purchase or sale, for the account of the Funds.



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        3.2    INITIAL PUBLIC OFFERINGS.  In order to preclude any possibility of their profiting improperly from their positions, Investment Personnel are prohibited from acquiring any securities in an initial public offering.

        3.3 PRIVATE PLACEMENTS. Investment Personnel may not acquire securities in a private placement, except with the prior approval of the CCO of Advisers. Investment Personnel who have acquired securities in a private placement must disclose that investment when they play a part in the Adviser's subsequent consideration of an investment in that issuer. Once such disclosure has been made, the Adviser's decision to purchase securities of the issuer must be reviewed and approved by Investment Personnel with no personal interest in the issuer. This process will accommodate occasional personal investments in private placements, but assure close scrutiny of those instances in which there is a potential conflict.

        3.4 BAN ON SHORT-TERM TRADING PROFITS. Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged. The Adviser may allow exceptions on a case-by-case basis when no abuse is involved and the equities of the situation strongly support an exemption. Requests for an exemption must be directed to the CCO of Advisers.

        3.5 SERVICE AS A DIRECTOR. Investment Personnel are prohibited from serving on the board of directors of publicly traded companies, absent prior authorization based upon a determination that board service would be consistent with the interests of the Funds and their shareholders. However, where board service is authorized, Investment Personnel serving as directors will be separated from those making investment decisions through "Chinese Wall" or other appropriate procedures.

        3.6 RESTRICTED SECURITIES. If a Fund holds or is considering the purchase of restricted securities, no Access Person shall knowingly purchase any securities of that issuer (either publicly or privately) except with the prior permission of the CCO of Advisers.

        3.7 DEALINGS WITH THE FUNDS. No Access Person may knowingly sell any security to the Funds or knowingly purchase any security from the Funds. This restriction does not apply to purchases and sales of shares of the Funds.

        3.8 INSIDE INFORMATION. No Access Person may use any material non-public information, no matter how acquired, in his or her own transactions or in the discharge of his or her responsibilities to the Funds, Advisers or Securities.

        3.9 DISCLOSURE OF INFORMATION; CONFIDENTIALITY. In general, non-public information about the Funds is confidential and must not be disclosed. This includes, among other things, information about actual purchase or sale decisions, contemplated purchases or sales, other transactions under



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consideration for the Funds whether or not actually authorized, the portfolio securities held by the Funds, and research information on the issuers of portfolio securities. Access Persons must use care in keeping information confidential. Such information may be disclosed only: (i) to persons providing services to the Funds who have a need to know such information in order to fulfill their obligations to the Funds, such as portfolio managers, employees of Atlas, the Funds' Board of Trustees and Atlas' Board of Trustees; (ii) in connection with periodic reports that are available to shareholders and the public; (iii) to mutual fund rating or statistical agencies or persons performing similar functions; (iv) pursuant to a regulatory request or as otherwise required by law; or (v) to persons approved in writing by the CCO of Advisers.

        3.10 GIFTS AND OTHER PREFERENTIAL TREATMENT. An Access Person may not in relation to the business of the Funds or Atlas seek or accept from any broker or dealer, other financial institution or supplier or contractor to the Funds, Advisers or Securities either:

               (a) any gifts of material value (i.e., in excess of $100 per year); or

               (b) any sort of preferential treatment from, or special arrangements with, such person or entity.

        3.11 FINDER'S FEES. Access Persons should not become involved in negotiations for corporate financings, acquisitions or other transactions for outside companies (whether or not held by the Funds) without the prior permission of the CCO of Advisers. Specifically, no finder's or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

4.      REPORTING AND COMPLIANCE PROCEDURES

        4.1    QUARTERLY REPORTING REQUIREMENTS.

               (a) QUARTERLY REPORTS. Records of the personal securities transactions described in Section 1.2(a), except those subject to the exemption in Section 1.2(b), must be prepared and filed by each Access Person with the CCO of Advisers, or designated person within 30 days after the end of each calendar quarter. Access Persons who provide statements directly from their brokers/dealers will be deemed to have automatically complied with this requirement, provided that such statements contain all of the required information. Each report must contain the following information:

                      (i) the date of the transaction, the title, exchange ticker symbol, CUSIP number, if any, the interest rate and maturity date (if applicable) and the number of shares (or the principal amount) of each security involved;

                      (ii) the nature of the transaction (E.G., purchase, sale, option or any other type of acquisition or disposition);

                      (iii)  the price at which the transaction was effected;



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                      (iv)   the name of the broker, dealer or bank with or
                             through whom the transaction was effected;

                      (v) with respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                             a. the name of the broker, dealer or bank with whom the access person established the account;
                             b.   the date the account was established.

               (b)    EXEMPTIONS FROM REPORTING.  Reports are not required with
                             respect to any of the following:

                      (i)    transactions in U.S. Government securities;

                      (ii) transactions in mutual funds (other than the Funds);

                      (iii) bank deposits, or short term money-market instruments, or

                      (iv) transactions in accounts over which the reporting person has no direct or indirect influence or control.

       Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section 3.1 (e.g., purchases under an automatic investment plan) but which are subject to the reporting requirement of this Section 4.

        4.2 INITIAL AND ANNUAL DISCLOSURE OF PERSONAL HOLDINGS. All Access Persons must disclose all personal securities holdings within 10 days of becoming an Access Person and thereafter on an annual basis. The annual holdings report must reflect holdings as of a date no more than 45 days before the report is submitted. As indicated above, Access Persons who provide statements directly from the brokers/dealers are deemed to have automatically complied with this requirement, provided the reports contain all required information.

        4.3 ANNUAL CERTIFICATION OF COMPLIANCE WITH CODES OF ETHICS. All Access Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Further, Access Persons will certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

        4.4 PRECLEARANCE. The Adviser reserves the right to implement preclearance requirements and procedures regarding the personal securities activities of all or any class of Access Persons.



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        4.5    REPORTING BY "ASSOCIATED PERSONS" OF SECURITIES.  In accord with applicable rules of the NASD, all "associated persons" of Securities must notify the CCO of Securities with respect to opening any personal brokerage account or any account with a bank, investment adviser or other financial institution through which securities trading will be done. This applies to all accounts in which an associated person has a financial interest or with respect to which he or she has discretionary authority. These special reporting requirements are not applicable to trading in, or accounts limited to, unit investment trusts, variable life or annuity contracts and registered open-end investment companies. The CCO of Securities may require that the associated person provide duplicate copies of confirmations and/or statements of transactions in the account.

        4.6 ANNUAL REPORT. The CCO of Advisers will provide a written report at least annually to the Board of Trustees of the Funds that (i) describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (ii) certifies that the Funds and Atlas have adopted procedures reasonably necessary to prevent Atlas employees from violating this Code.

        4.7 REPORTS OF CCO. All reports required herein from a CCO shall be submitted to the Chief Operating Officer for review, or, in his absence, to his designee.

        4.8 OBLIGATION TO REPORT VIOLATIONS. All Atlas employees are required to report any violation of this Code of Ethics by any person to the CCO of the Fund, Advisers or Securities immediately upon first becoming aware of such violation. Failure to report violations may result in any of the sanctions described in Section 5 below, including termination of employment.

5.     REQUIRED RECORDS

       The Compliance Department shall maintain the following records for 5 years in an easily accessible place, unless otherwise specified:

       *    A copy of any adopted Code of Ethics;

       * A record of any violation of any such Code of Ethics, and of any action taken as a result of such violation;

       * A copy of each report made by an Access Person, as well as trade confirmations and account statements that contain information not duplicated in such reports, the first two years in an easily accessible place;



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       *    A copy of each report made by the CCO or designated person, the first two years in an easily accessible place;

       * A list, in an easily accessible place, of all Access Persons who are, or within the most recent five (5) year period have been, required to make reports; and

       * A record of any decision, and the reasons supporting the decision, to permit an Investment Person to acquire a Private Placement security.

6.      SANCTIONS

        Careful adherence to this Code is one of the basic conditions of employment of every Access Person. Any Access Person may be required to give up any profit or other benefit realized from any transaction in violation of this Code, and in appropriate cases Atlas may impose other sanctions for conduct inconsistent with this Code, including termination of employment.

        In addition, as pointed out in the preamble to this Code, certain violations of this Code may also involve violation of laws, with the possibility of civil or criminal penalties.

7.      APPROVAL AND REVIEW BY BOARD OF TRUSTEES

        The Board of Trustees of the Funds, including a majority of the Independent Trustees, must approve this Code. Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board must receive a certification from the Funds and Atlas that they have adopted procedures reasonably necessary to prevent employees of Atlas from violating the Code.